UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

XBIOTECH INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada
(State of Incorporation)

001-37347
(Commission File Number)

N/A
(I.R.S. Employer Identification No.)

5217 Winnebago Ln, Austin, TX	78744
(Address of principal executive offices)	(Zip Code)

(512) 386-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	XBIT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

XBiotech, Inc. (“XBiotech” or the “Company”) announces that the Board of Directors has appointed Dr. Sushma Shivaswamy and Jan-Paul Simard to serve as Co-Chief Executive Officers of the Company effective October 23, 2026.

Dr. Shivaswamy, age 48, has been with XBiotech for 17 years, having served as Senior Scientist, Director and Vice President of Research & Development prior to her appointment as Chief Scientific Officer in 2017. As CSO, Dr. Shivaswamy oversaw scientific and technical operations spanning R&D through GMP production of antibodies. In December of 2025, Dr. Shivaswamy was named interim CEO following the retirement of Founder John Simard. She will continue to serve in the role as Chief Scientific Officer. Dr. Shivaswamy will continue to receive an annual salary of $750,000.

Jan-Paul Simard, age 24, started at XBiotech in 2012 as a research and development assistant before transitioning in 2020 to the clinical development team, where he contributed to study design and protocol development across clinical trials in pancreatic cancer, non-small cell lung cancer, osteoarthritis, and rheumatoid arthritis. He has continued his scientific education in Chemistry with Honours at the University of Saskatchewan, further strengthening his expertise in clinical and biological sciences. Jan-Paul Simard is the son of John Simard, Founder, Chairman, and former President and Chief Executive Officer of the Company.

The Company has entered into an Executive Employment Agreement with Jan-Paul Simard dated October 26, 2026, which is the “Effective Date” under the agreement. The Executive Employment Agreement provides for an annual Base Salary of $150,000, prorated through the end of 2026, and continuing through 2027. The Compensation Committee and/or Board of Directors have discretion to award Mr. Simard annual merit-based bonuses consistent with the Compensation Committee’s charter and the directors’ business judgment. Beginning on January 1, 2028, the Compensation Committee and/or Board of Directors may elect to increase, or to leave unchanged, the annual Base Salary based on any factors the Compensation Committee and/or Board deem appropriate under the circumstances. The Executive Employment Agreement also provides for an initial one-time grant of 2,000,000 stock options (the “Options”), exercisable over a ten-year period based on the closing price as of the Effective Date. The Options are subject to the following vesting conditions: (i) 1/6 of the Options shall vest on the 180th date after the Effective Date, with an additional 1/6 of the Options vesting at each six-month interval thereafter (each such vesting date, a “Vesting Date,” and each such six-month vesting period, a “Vesting Period”), such that all options vest within three years after the Effective Date (the “Three-Year Vesting Period”) (such date of full vesting, the “Full Vesting Date”); (ii) notwithstanding anything to the contrary in the preceding clause, if a Cessation of Employment (as defined in Section 7 of the Executive Employment Agreement) occurs prior to the Full Vesting Date, Mr. Simard shall retain a percentage of Options equivalent to the proportion of the Three-Year Vesting Period for which Mr. Simard was employed at the Company (such retained Options, the “Retained Options”), with any unvested Retained Options vesting at the next Vesting Date, and with all other Options immediately forfeited other than the Retained Options. The Executive Employment Agreement also provides that Mr. Simard will be entitled to receive Company benefits and reimbursement for reasonable business expenses. The Executive Employment Agreement may be terminated at any time and for any reason by the Company or Mr. Simard.

The foregoing description of the Executive Employment Agreement is a summary and is qualified in its entirety by reference to the full terms of the Executive Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release issued by the Company announcing the appointments of Dr. Shivaswamy and Mr. Simard is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2026	XBIOTECH INC.

By: /s/ Dr. Sushma Shivaswamy, Ph.D.
Dr. Sushma Shivaswamy, Ph.D.
Co-Chief Executive Officer and Chief Scientific Officer

By: /s/ Jan-Paul Simard
Jan-Paul Simard
Co-Chief Executive Officer

Exhibit No.	Description

10.1	Executive Employment Agreement
99.1	Press release, dated October 23, 2026.